
Cardinal Ethanol News
Fueling energy independence.

August 2020

Update from the CEO

Lately it has become more and more critical that we (employees, directors, customers, and members) get involved in shaping how our industry will go forward. Recently, the US Senate released a proposed Coronavirus economic relief package. Although relief for the ethanol industry was not specifically addressed in the package that included $20 billion in relief to be used by the USDA, in addition to $14 billion previously enacted in the CARES Act, this is a positive sign towards supplying much needed assistance to the renewable fuels industry. Ethanol producers (processors) would be or should be candidates to receive a portion of USDA's discretionary funds that are in this proposal.

Many of our industry trade association partners have been strong voices in urging our Senate leaders to specifically include biofuel producers in the phase four stimulus package. Instead the Senate has proposed that the USDA be given the flexibility to provide relief for renewable fuels producers. This is troublesome because unfortunately, USDA has declined to exercise the discretion they were given in the CARES Act to support the industry.

As you know ethanol production is a vital market for US agriculture and supports thousands of jobs in rural communities. The best way to spur market-based demand for farmers and improve economic conditions in rural America is to increase the production and use of renewable fuels. Growing the renewable fuels market is even more critical given the uncertainty created by efforts to renegotiate existing trade pacts. To restore economic security in rural America, Congress needs to maintain the RFS (Renewable Fuel Standard), the EPA needs to implement the program as enacted by Congress, and legislative or administrative steps must be taken so E15 and higher blends of ethanol have access to the market.

Now is the time for us to act. As an advocate for our industry, we urge you to contact lawmakers and ask them to specifically include relief for biofuel producers and to support continued biofuels legislation in the future. Legislation that supports the RFS, access to higher ethanol blends, encouraging the use of ethanol as a solution to lowering carbon, and ethanol's high-octane advantages are but a few of ethanol's benefits that can be discussed when talking to lawmakers.

Call, write, email, text, or tweet our local Congressional Representative to voice your support for all things ethanol. Ethanol has a future, but we have to be willing to help tell the good story about the advantages of ethanol as the clean burning, low carbon, high octane, and low-priced fuel of the future.

U.S. Senators for Indiana:	U.S. Representatives for Indiana:	Indiana State Senators:
Senator Todd Young **Washington, D.C. Office:** 185 Dirksen Senate Office Building Washington, DC 20510 Phone: 202-224-5623 Fax: (202) 228-1820 **Indianapolis Office:** 251 North Illinois Street, Suite 120 Indianapolis, IN 46204 Phone: 317-226-6700	**Representative Greg Pence (IN-06)** **Washington, D.C. Office:** 222 Cannon House Office Building Washington, DC 20515 Phone: 202-225-3021 Fax: (202) 225-3382 **Columbus Office:** 555 1st Street, Suite B Columbus, IN 47201 Phone: 812-799-5230	**State Senator Jeff Raatz (IN-S0207)** **Indianapolis Office:** State Capitol Indianapolis, IN 46204 Phone: 317-232-9400
Senator Mike Braun **Washington, D.C. Office:** 374 Russell Senate Office Building Washington, DC 20510 Phone: 202-224-4814 Fax: (202) 224-5011 **Indianapolis Office:** 115 North Pennsylvania St., Suite 100 Indianapolis, IN 46204 Phone: 317-822-8240 Fax: (317) 822-8353	**Representative Jim Banks (IN-03)** **Washington, D.C. Office:** 1713 Longworth House Office Building Washington, DC 20515 Phone: 202-225-4436 Fax: (202) 226-9870 **Fort Wayne Office:** 1300 South Harrison Street Fort Wayne, IN 46802 Phone: 260-702-4750	**State Senator Travis Holdman (IN-S019)** **Indianapolis Office:** State Capitol Indianapolis, IN 46204 Phone: 317-232-9400
Indiana State Representative:		
State Representative John Prescott (IN-H033) **Indianapolis Office:** State House Indianapolis, IN 46204-2786 Phone: 317-232-9643		

Quarter Ended June 30, 2020 Financial Results

Below are the condensed income statements and balance sheets from our quarterly report filed on Form 10-Q for the quarter ended June 30, 2020. Some of the highlights and key information from the quarter include:

- Net income was approximately $35,000 or about $2 per unit for the quarter ended June 30, 2020, bringing the YTD net loss to approximately $(4.5) million or $(310) per unit.
- We experienced a slight increase in ethanol gallons sold of 1.25% for the nine months ended June 30, 2020 as compared to the same period in 2019 resulting primarily from increased ethanol production rates for the majority of the said period.
- The average price per gallon of ethanol sold for the nine months ended June 30, 2020 was approximately 4% lower than the average price for the same period in 2019, resulting primarily due to industry-wide production in excess of demand.
- We experienced a decrease in DDGS sold for the nine months ended June 30, 2020 as compared to the same period in 2019.
- DDGS prices were up approximately 3% for the nine months ended June 30, 2020 compared to the same period in 2019 due primarily to a seasonal increase in demand.
- We experienced an increase in corn oil sold of approximately 33% for the nine months ended June 30, 2020 as compared to the same period in 2019 resulting primarily from increased efficiencies in corn oil production.
- Our revenues from soybean sales increased in the nine months ended June 30, 2020 as compared to the same period in 2019. This increase is primarily a result of an increase in bushels sold of approximately 7%. This increase is primarily due to capitalizing on the carry presented in the market during the period ended June 30, 2020.
- We used approximately 0.6% more bushels of corn to produce our ethanol, distillers' grain and corn oil in the nine months ended June 30, 2020 compared to the same period in 2019 due to a slightly higher ethanol production for the period.
- Corn prices decreased 7% for the nine months ended June 30, 2020 compared to the same period in 2019, primarily due to COVID-19 related concerns.
- We used approximately 0.03% less natural gas for the nine months ended June 30, 2020 as compared with the same period in 2019.
- During the nine months ended June 30, 2020, our costs associated with the procurement of soybeans were about 7% higher compared to the same period in 2019 primarily due to concerns over a smaller crop and carryout from the 2019 harvest.

3rd Quarter 2020 Financial Results *

Statements of Operations (Nine Months Ended)

	6/30/2020	6/30/2019
Revenues	$ 182,267,602	$ 178,171,882
Cost of Goods Sold	181,843,166	175,990,029
Gross Profit	424,436	2,181,853
Operating Expenses	5,211,222	5,268,004
Operating Loss	(4,786,786)	(3,086,151)
Other Income	260,460	348,926
Net Loss	$ (4,526,326)	$ (2,737,225)
Net Income (Loss) Per Unit	$ (310)	$ (187)

Balance Sheets

	6/30/2020	9/30/2019
Assets	$ 133,724,792	$ 137,551,637
Current Liabilities	$ 19,501,316	$ 18,821,283
Long Term Debt	$ 8,662,019	$ 6,451,671
Member's Equity	$ 105,561,457	$ 112,278,683
Total Liabilities & Member's Equity	$ 133,724,792	$ 137,551,637
Book Value Per Share	$ 7,227	$ 7,687

More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on "Investors" then "SEC Info". Please call our office if you need any assistance in obtaining or understanding the reports.

*This information has been derived from the audited Financial Statements and accompanying notes included in our Annual Report on Form 10-K and the unaudited Financial Statements and accompanying notes included in our Quarterly Report on Form 10-Q, which are available at the SEC's website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal's website: www.cardinalethanol.com.

Cardinal's Biggest Assets



This quarter's employee spotlight is on the Procurement Team. Our Procurement Team handles all the purchasing and selling of commodities for the Company. They are also the smiling faces our producers and commercial customers see as they weigh in and out on the scales. The team makes it their mission to build strong relationships with our producers and customers whether it be in the office, at the scale, or out on the farm.

Casey is our Commodity Manager and has a great set of team members. Deryl, Andrew and Ben extend Cardinal's merchandising through experiences with feed mills, exports, operations, trains and agronomics. Sarah and Lisa handle all the weighing, grading, and testing of inbound and outbound grain and coproducts at the scale house. Stephanie assists the merchandisers and scale house as needed, but she specializes in handling logistics for the Company. Cardinal is proud to employ such a great group of people within our Procurement team!

Pictured above:
Front row L-R: Sarah Rhoades, Deryl Wilson, Lisa Naylor
Back row L-R: Andrew Haun, Ben Brumfield, Stephanie Ingle and Casey Bruns